ITEM 28(b) - Bylaws.

Midas Series Trust

A Delaware Statutory Trust

BYLAWS

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Section 7.02.	Register.	9
Section 7.03.	Transfer of Shares.	9
ARTICLE VIII	MISCELLANEOUS	9
Section 8.01.	Inspection of Records and Reports.	9
Section 8.02.	Waiver of Notice.	9
Section 8.03.	Severability	10
Section 8.04.	Headings.	10
ARTICLE IX	AMENDMENTS	10

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BYLAWS
OF
Midas Series Trust

These Bylaws of Midas Series Trust, a Delaware statutory trust, are subject to the Trust Instrument of the Trust dated September 28, 2012, as from time to time amended, supplemented or restated (the “Trust Instrument”).  Capitalized terms used herein and not herein defined have the same meanings as in the Trust Instrument.  In the event of any inconsistency between the terms hereof and the terms of the Trust Instrument, the terms of the Trust Instrument control.

ARTICLE I
PRINCIPAL OFFICE AND SEAL

Section 1.01.                      Principal Office.
  The principal executive office of the Trust shall be located in the State of New York or such other location as the Trustees determine.  The Trust may establish and maintain such other offices and places of business as the Board of Trustees may, from time to time, determine.

Section 1.02.                      Delaware Office.
  The registered office of the Trust in the State of Delaware is located at One Commerce Center, 1201 Orange St., #600, Wilmington, DE 19899.  The name of the registered agent of the Trust for service of process at such location is InCorp Services, Inc.

Section 1.03.                      Seal.
  The Board of Trustees may adopt a seal for the Trust in such form and with such inscription as the Trustees determine. The seal may be used by causing it or a facsimile to be impressed or affixed or printed or otherwise reproduced. Any Trustee or officer of the Trust shall have authority to affix the seal of the Trust to any document requiring the same.

ARTICLE II
SHAREHOLDERS

Section 2.01.                      Annual Meetings.  There shall be no Shareholders’ meetings for the election of Trustees and the transaction of other proper business except as provided herein or in the Trust Instrument or as otherwise required by law.

Section 2.02.                      Special Meetings.  Special meetings of Shareholders may be called by the secretary whenever ordered by the Chairman of the Board of Trustees or the president. Special meetings of the Shareholders shall be called by the secretary upon the written request of the Shareholders owning at least twenty-five percent (or a lesser percent to the extent required by law) of the Outstanding Shares of such Series or Class entitled to vote at such meeting, provided that (a) such request shall state the purposes of such meeting and the matters proposed to be acted on, and (b) the Shareholders requesting such meeting shall have paid to the Trust the reasonably estimated cost of preparing and mailing the notice thereof, which the secretary shall determine and specify to such Shareholders.  No special meeting need be called upon the request of the Shareholders to consider any matter which is substantially the same as a matter voted upon at any special meeting of the Shareholders held during the preceding twelve months.

Section 2.03.                      Notice of Meetings.  The secretary or an assistant secretary shall call a meeting of Shareholders by order pursuant to Section 2.02 by giving written notice of the place, date and hour, and general nature of the business to be transacted at that meeting not less than ten (10) days before the date of the meeting, to each Shareholder entitled to vote at such meeting.  Notice of any meeting of Shareholders shall be (i) given either by hand delivery, telephone, overnight courier, facsimile, telex, telecopier, electronic mail, or other electronic means or by mail, postage prepaid, and (ii) addressed to the Shareholder at the address of that Shareholder appearing on the books of the Trust or its transfer agent.  Notice shall be deemed to have been given at the time when delivered personally, deposited in the mail or sent by telegram or other means of written communication or electronic submission.  Notice of any Shareholders’ meeting need not be given to any Shareholder who shall sign a written waiver of such notice whether before or after the time of such meeting, which waiver shall be filed with the record of such meeting, or to any Shareholder who shall attend such meeting in person or by proxy.  Irregularity in the notice of any meetings to, or the non-receipt of notice by, any of the Shareholders shall not invalidate any action otherwise by or at any such meeting.

Section 2.04.                      Adjournment.
  A Shareholders’ meeting may be adjourned by the chairman of the meeting one or more times for any reason, including the failure of a quorum to be present at the meeting or the failure of any proposal to receive sufficient votes for approval.  A Shareholders’ meeting may be adjourned by the chairman of the meeting as to one or more proposals regardless of whether action has been taken on other matters.  No notice of adjournment of a meeting to another time or place need be given to Shareholders if such time and place are announced at the meeting at which the adjournment is taken or reasonable notice is given to persons present at the meeting, and if the adjourned meeting is held within a reasonable time after the date set for the original meeting.  Any business that might have been transacted at the original meeting may be transacted at any adjourned meeting.  If, after the adjournment, a new record date is fixed for the adjourned meeting, the secretary shall give notice of the adjourned meeting to Shareholders of record entitled to vote at such meeting.  Any irregularities in the notice of any meeting or the nonreceipt of any such notice by any of the Shareholders shall not invalidate any action otherwise properly taken at any such meeting.

Section 2.05.                      Voting – Proxies.  At all meetings of the Shareholders, every Shareholder of record entitled to vote thereat shall be entitled to vote either in person or by proxy, which term shall include proxies provided by such Shareholder, or his duly authorized attorney, through written, electronic, telephonic, computerized, facsimile, telecommunications, or telex communication or by any other form of communication, each pursuant to such voting procedures and through such systems as are authorized by the Board of Trustees or one or more executive officers of the Trust.  Notwithstanding the foregoing, if a proposal is submitted to a vote of the Shareholders of any Series or Class by anyone other than the officers or Trustees, or if there is a proxy contest or proxy solicitation or proposal in opposition to any proposal by the officers or Trustees, shares may be voted only in person or by written proxy.

Unless the proxy provides otherwise, it shall not be valid for more than eleven (11) months after the date such proxy is executed. All proxies shall be delivered to the secretary or other person responsible for recording the proceedings before being voted.  A valid proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it before the vote pursuant to that proxy is taken (a) by a writing delivered to the Trust stating that the proxy is revoked, (b) by a subsequent proxy executed by such person, (c) attendance at the meeting and voting in person by the person executing that proxy, or (d) revocation by such person using any electronic, telephonic, computerized, or other alternative means authorized by the Trustees for authorizing the proxy to act; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted.

A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Trust receives a specific written notice to the contrary from any one of them.  Unless otherwise specifically limited by their terms, proxies shall entitle the Shareholder to vote at any adjournment of a Shareholders’ meeting.

Section 2.06.                      Concerning Validity of Proxies, Ballots, Etc.  At every meeting of the Shareholders, all proxies shall be received and taken in charge of and all ballots shall be received and canvassed by the secretary of the meeting, who shall decide all questions touching the qualification of voters, the validity of proxies, and the acceptance or rejection of votes, unless inspectors of election shall have been appointed as provided below in this section, in which event such inspectors of election shall decide all such questions.

At any election of Trustees, the Board of Trustees prior thereto may, or, if they have not so acted, the chairman of the meeting may, appoint at least one inspector of election who shall first subscribe an oath or affirmation to execute faithfully the duties of an inspector at such election with strict impartiality and according to the best of his or her ability, and shall after the election make a certificate of the result of the vote taken. No candidate for the office of Trustee shall be appointed such inspector.

The chairman of a Shareholder meeting may permit or prohibit a vote by ballot to be taken upon any election or matter, in the chairman’s sole discretion.

Section 2.07.                      Organization.  At every meeting of Shareholders, the president, or in his or her absence, a vice president or secretary, or in the absence of any of the foregoing officers, a chairman chosen by majority vote of the Shareholders present in person or by proxy and entitled to vote thereat, shall act as chairman. The secretary, or in his or her absence, an assistant secretary or other designee of the secretary, shall act as secretary at all meetings of Shareholders.

The Board of Trustees of the Trust shall be entitled to make such rules and regulations for the conduct of meetings of Shareholders as it shall deem necessary, appropriate or convenient.  Subject to such rules and regulations of the Board of Trustees, if any, the chairman of any meeting of the Shareholders shall determine the order of business and the procedures for conduct of business at the meeting, including regulation of the manner of voting, the conduct of discussion, the appointment of inspectors, the adjournment of the meeting, and the determination of all questions relating to the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes.

Section 2.08.                      Record Date. The Trustees may fix in advance a date up to one hundred and twenty (120) days before the date of any Shareholders’ meeting as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting.  The Shareholders of record entitled to vote at a Shareholders’ meeting shall be deemed the Shareholders of record at any meeting reconvened after one or more adjournments, unless the Trustees have fixed a new record date.

Section 2.09.                      Action Without Meeting.  Any action to be taken by Shareholders may be taken without a meeting if a majority (or such greater amount as may be required by law) of the Outstanding Shares entitled to vote on the matter consent to the action in writing.  Such written consents shall be filed with the records of Shareholders’ meetings.  Such written consent shall be treated for all purposes as a vote at a meeting of the Shareholders.

ARTICLE III
BOARD OF TRUSTEES

Section 3.01.                      Number and Term of Office.  The number of Trustees (other than the initial Trustee) shall be fixed from time to time by a majority of the Trustees; provided, however, that there shall be at least two (2) Trustees.

Section 3.02.                      General Powers.

(a)  The property, affairs and business of the Trust shall be managed by or under the direction of the Board of Trustees, which may exercise all the powers of the Trust except those powers vested solely in the Shareholders of the Trust by statute, by the Trust Instrument, or by these Bylaws.

(b)  All acts done at any meeting of the Trustees or by any person acting as a Trustee, so long as his or her successor shall not have been duly elected or appointed, shall, notwithstanding that it be afterwards discovered that there was some defect in the election of the Trustees or of such person acting as aforesaid or that they or any of them were disqualified, be as valid as if the Trustees or such other person, as the case may be, had been duly elected and were or was qualified to be Trustees.

Section 3.03.                      Regular Meetings.  Regular meetings of the Board of Trustees shall be at such time and place as shall be fixed by the Trustees.  Such regular meetings may be held without notice.

Section 3.04.                      Special Meetings.  Special meetings of the Board of Trustees or any committee for any purpose or purposes shall be held whenever and wherever ordered by the Chairman of the Board or the president.

Section 3.05.                      Meetings by Telephone.  Subject to any applicable requirements of the 1940 Act, any meeting, regular or special, of the Board of Trustees (or any committee) may be held by conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other at the same time; and participation by such means shall constitute presence in person at a meeting.

Section 3.06.                      Notice.  Except as otherwise provided, notice of any special meeting shall be given by the secretary to each Trustee, by (a) mailing to him or her, postage prepaid, addressed to him or her at his or her address as registered on the books of the Trust or, if not so registered, at his or her last known address, a written or printed notification of such meeting at least three (3) days before the meeting, (b) by providing such notice by telephone or sending such notice by facsimile transmission, or other electronic means to him or her at least one day before the meeting.

Section 3.07.                      Waiver of Notice.  No notice of any meeting need be given to any Trustee who attends such meeting in person or to any Trustee who waives notice of such meeting in writing, (which waiver shall be filed with the records of such meeting), whether before or after the time of the meeting.  Any written consent or waiver may be provided and delivered to the Trust by facsimile or other electronic means.

Section 3.08.                      Quorum and Voting.  At all meetings of the Board of Trustees the presence of a majority or more of the number of Trustees then in office shall constitute a quorum for the transaction of business, provided that when there are no Shares outstanding, the Initial Trustee will constitute a quorum.  In the absence of a quorum, a majority of the Trustees present may adjourn the meeting, from time to time, until a quorum shall be present. The action of a majority of the Trustees present at a meeting at which a quorum is present shall be the action of the Board of Trustees unless the concurrence of a greater proportion is required for such action by law, by the Trust Instrument, or by these Bylaws.

Section 3.09.                      Compensation.  Each Trustee may receive such remuneration for his or her services as shall be fixed from time to time by resolution of the Board of Trustees.

Section 3.10.                      Action Without a Meeting.  Except as otherwise provided under the 1940 Act, any action required or permitted to be taken at any meeting of the Board of Trustees may be taken without a meeting if written consents thereto are signed by a majority of the Trustees.  Any such written consent may be executed and given by electronic means.  Such written consents shall be filed with the minutes of the proceedings of the Board of Trustees.  If any action is so taken by the Trustees by the written consent of less than all of the Trustees, prompt notice of the taking of such action shall be furnished to each Trustee who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

ARTICLE IV
COMMITTEES

Section 4.01.                      Establishment. The Board of Trustees may designate one or more committees of the Trustees, which shall include an Audit Committee.  The Trustees shall determine the number of members of each committee and its powers and shall appoint its members.  Each such committee shall have such powers and perform such duties as may be assigned to it from time to time by the Board of Trustees, but shall not exercise any power which may lawfully be exercised only by the Board of Trustees or another committee thereof.

Section 4.02.                      Proceedings, Quorum and Manner of Acting.  In the absence of an appropriate resolution of the Board of Trustees, any committee may adopt such rules and regulations governing its proceedings, quorum, and manner of acting as it shall deem proper and desirable. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint a member of the Board of Trustees to act in the place of such absent member.

Section 4.03.                      Audit Committee.  The Audit Committee shall review and evaluate the audit function, including recommending the selection of independent certified public accountants for each Series.  The members of the Audit Committee shall be Trustees who are not “interested persons” of the Trust, as defined in the Investment Company Act of 1940, as amended.

ARTICLE V
BOARD CHAIRMAN AND TRUST OFFICERS

Section 5.01.                      General.  The officers of the Trust shall be a president, one or more vice-presidents (including executive and senior vice presidents), a secretary, a treasurer, assistant secretaries and assistant treasurers and may include such other officers appointed in accordance with Section 5.07 hereof.  The Board of Trustees may elect, but shall not be required to elect, a comptroller, Chairman and vice chairman of the Board.

Section 5.02.                      Election, Term of Office and Qualifications.  The Trustees shall elect the officers of the Trust (unless such power has been delegated pursuant to Section 5.07 hereof).  Each officer elected by the Trustees shall hold office until his or her successor shall have been elected and qualified or until his or her earlier death, inability to serve, or resignation. No officer need be a Shareholder or a Trustee.

The Chairman of the Board of Trustees shall be chosen from among the Trustees and may hold such office only so long as he or she continues to be a Trustee. No other officer need be a Trustee.  Any person may hold one or more offices of the Trust except that the president may not hold the office of vice president, the secretary may not hold the office of assistant secretary, and the treasurer may not hold the office of assistant treasurer; provided further that a person who holds more than one office may not act in more than one capacity to execute, acknowledge or verify an instrument required by law to be executed, verified or acknowledged by more than one officer.

Section 5.03.                      Resignation.  Any officer may resign his or her office at any time by delivering a written resignation to the Board of Trustees, the Chairman of the Board, the president, the secretary, or any assistant secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.  Any resignation is without prejudice to the rights, if any, of the Trust under any contract to which the officer is a party.

Section 5.04.                      Removal.  Any officer may be removed from office with or without cause by the vote of a majority of the Board of Trustees or by the Chairman. In addition, any officer or agent appointed in accordance with the provisions of Section 5.07 hereof may be removed, either with or without cause, by any officer upon whom such power of removal shall have been conferred by the Board of Trustees.

Section 5.05.                      Vacancies and Newly Created Offices.  Whenever a vacancy shall occur in any office or if any new office is created, the Board of Trustees or the Chairman may fill such vacancy or new office or, in the case of any office created pursuant to Section 5.07 hereof, any officer upon whom such power shall have been conferred by the Board of Trustees may fill such vacancy.

Section 5.06.                      Powers.  The officers of the Trust shall have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as may be assigned to them from time to time by the Board of Trustees or the executive committee.

Section 5.07.                      Subordinate Officers.  The Board of Trustees or the Chairman from time to time may appoint such other officers or agents as it may deem advisable, including one or more assistant treasurers and one or more assistant secretaries, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the Board of Trustees may determine. The Board of Trustees from time to time may delegate to one or more officers or agents the power to appoint any such subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties.

Section 5.08.                      Remuneration.  The salaries or other compensation of the officers of the Trust shall be fixed from time to time by resolution of the Board of Trustees, except that the Board of Trustees may by resolution delegate to any person or group of persons the power to fix the salaries or other compensation of any officers or agents.

Section 5.09.                      Surety Bond.
  The Trustees may require any officer or agent of the Trust to execute a bond (including, without limitation, any bond required by the 1940 Act and the rules and regulations of the Commission) to the Trust in such sum and with such surety or sureties as the Trustees may determine, conditioned upon the faithful performance of his or her duties to the Trust, including responsibility for negligence and for the accounting of any of the Trust’s property, funds or securities that may come into his or her hands.

ARTICLE VI
EXECUTION OF INSTRUMENTS, VOTING OF SECURITIES

Section 6.01.                      General.  Subject to any other provisions of the Trust Instrument or these Bylaws, all deeds, documents, transfers, contracts, agreements and other instruments requiring execution by the Trust shall be signed by the president, a vice president, the treasurer, or the secretary, or as the Board of Trustees may otherwise, from time to time, authorize. Any such authorization may be general or confined to specific instances.

Section 6.02.                      Checks, Notes, Drafts, Etc.  So long as the Trust shall employ a custodian to keep custody of the cash and securities of the Trust, all checks and drafts for the payment of money by the Trust may be signed in the name of the Trust by the custodian or its nominee. Except as otherwise authorized by the Board of Trustees, all requisitions or orders for the assignment of securities standing in the name of the custodian or its nominee, or for the execution of powers to transfer the same, shall be signed in the name of the Trust by the president or a vice president and by the treasurer or an assistant treasurer. Promissory notes, checks or drafts payable to the Trust may be endorsed only to the order of the custodian or its nominee and only by the treasurer or president or a vice president or by such other person or persons as shall be authorized by the Board of Trustees.

Section 6.03.                      Voting of Securities.  Unless otherwise ordered by the Board of Trustees, the president or any vice president shall have full power and authority on behalf of the Trust to attend and to act and to vote, or in the name of the Trust to execute proxies to vote, at any meeting of shareholders of any company in which the Trust may hold voting securities. At any such meeting such officer shall possess and may exercise (in person or by proxy) any and all rights, powers and privileges incident to the ownership of such voting securities. The Board of Trustees may by resolution from time to time confer like powers upon any other person or persons.

ARTICLE VII
SHARES OF BENEFICIAL INTEREST

Section 7.01.                      No Share Certificates.  Neither the Trust nor any Series or Class shall issue certificates certifying the ownership of Shares, unless the Trustees shall have otherwise specifically authorized the issuance of such certificates.

Section 7.02.                      Register.  A register shall be kept by the Trust under the direction of the Trustees which shall contain the names and addresses of the Shareholders and interests held by each Shareholder.  Each such register shall be conclusive as to the identity of the Shareholders of the Trust and the persons who shall be entitled to payments of distributions or otherwise to exercise or enjoy the rights of Shareholders.  A Shareholder shall not be entitled to receive payment of any distribution, or to have notice given to the Shareholder as herein provided, until the Shareholder has given the Shareholder’s address to such officer or agent of the Trustees as shall keep the said register for entry thereon.

Section 7.03.                      Transfer of Shares.  The Trustees shall make such rules as they consider appropriate for the transfer of Shares and similar matters.  To the extent certificates are issued in accordance with Section 7.01 hereof, upon surrender to the Trust or the transfer agent of the Trust of such certificate for Shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Trust to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

ARTICLE VIII
MISCELLANEOUS

Section 8.01.                      Inspection of Records and Reports.  Every Trustee shall have the absolute right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the Trust.  This inspection by a Trustee may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents.  No Shareholder shall have any right to inspect any account, book or document of the Trust that is not publicly available, except as conferred by the Trustees. The books and records of the Trust may be kept at such place or places as the Board of Trustees may from time to time determine, except as otherwise required by law.

Section 8.02.                      Waiver of Notice.  Whenever any notice whatever is required to be given by these Bylaws or the Trust Instrument or the laws of the State of Delaware, a waiver thereof in writing, by telephone, or by facsimile transmission by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Section 8.03.                      Severability.    The provisions of these Bylaws are severable.  If the Board of Trustees determines, with the advice of counsel, that any provision hereof conflicts with the 1940 Act, the regulated investment company provisions of the Internal Revenue Code of 1986, as amended, or other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of these Bylaws to the extent of such conflict; provided, however, that such determination shall not affect any of the remaining provisions of these Bylaws or render invalid or improper any action taken or omitted prior to such determination.  If any provision hereof shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision only in such jurisdiction and shall not affect any other provision of these Bylaws.

Section 8.04.                      Headings.  Headings are placed in these Bylaws for convenience of reference only and in case of any conflict, the text of these Bylaws rather than the headings shall control.

ARTICLE IX
AMENDMENTS

These Bylaws may be amended by the Trustees of the Trust without any Shareholder vote.